UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2013

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt
125284 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06:             Material Impairments

On December 17, 2013, the Board of Directors of CTC Media, Inc. (the “Company”) concluded that the carrying value of the goodwill associated with the Company’s in-house production unit exceeded its fair value.  Accordingly, the Company will record a charge in the fourth quarter of 2013 as a result of impairment of substantially all of its in-house production unit goodwill.

The Company acquired its in-house production capabilities in 2008 with the acquisitions of two production companies.  Goodwill related to the in-house production unit  had been attributed to its workforce. Since 2008, the  in-house production unit has contributed to the production of a portion of the sitcoms, series, sketchcoms and entertainment TV shows for the Company’s channels.

As disclosed in its Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s goodwill allocated to its in-house production unit is highly sensitive to the volume of programming that is expected to be produced and sold to the Company’s channels for broadcast, and in 2011 and 2012, the volume of in-house produced programming hours contracted by the Company’s channels was significantly below that originally anticipated.

On July 30, 2013, the Company announced that the Board of Directors had appointed Yuliana Slashcheva to serve as the Company’s Chief Executive Officer, effective August 1, 2013.

The Company further disclosed in its Quarterly Report on Form 10-K for the three and nine months ended September 30, 2013, that management had initiated a review of the current economic model for its in-house production unit, as a result of which the Company could be required to record an impairment of production unit goodwill by the end of 2013.

Under its new leadership, the Company undertook this review and is currently engaged in restructuring its in-house production operations to better align its structure with the current and future needs of its channels.  While not complete, this restructuring is expected to result in closer alignment of creative talent to each of the Company’s channels.  It is further anticipated that the delivery of in-house content to its channels will be accomplished through closer partnerships and strategic alliances with third-party production companies.  The Company believes these steps will better enable it to operate in the competitive broadcast TV market in Russia and to continue to broadcast content that is attractive to its target audiences.

Based on this restructuring initiative, changes in the economic model for in-house production have been approved by the Board. The Board has also concluded that the carrying value of the production unit exceeds its fair value as a result of downward revisions of the long-term cash flow projections in respect of this unit. These downward revisions primarily reflect a reduction in the expected volume of in-house production, an expected increase in production costs as the Company faces increased competition from other market participants for a scarce supply of quality talent, and  projections of a decreased rate of growth in the Russian TV advertising market.

The Company has not yet determined the exact amount of the impairment charge to be recorded in the fourth quarter of 2013, but management currently anticipates that substantially all of the carry value of the production unit goodwill will be impaired.  The carry value of the production unit goodwill as of September 30, 2013 was approximately $30 million.

Item 8.01:             Other Events

On December 23, 2013, the Company issued a press release announcing the development of its in-house creative production center. This press release is submitted as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: December 23, 2013	By:	/S/ NIKOLAY SURIKOV
		Name:	Nikolay Surikov
		Title:	Chief Financial Officer

Exhibits

99.1	Press release dated December 23, 2013, announcing development of in-house creative production center